Exhibit 99.1

News Release

1200 South Hayes Street, Suite 1100, Arlington, VA 22202
www.veridian.com

Veridian Reports Strong 2003 First Quarter Earnings
and Increases Guidance

•	First quarter revenues increase 60% to $282 million

•	Organic revenue growth accelerates to 19%

•	First quarter diluted EPS increases to $0.29

ARLINGTON, VA (May 1, 2003) – Veridian Corporation (NYSE: VNX), a leading provider of information-based systems, integrated solutions and services for mission-critical national security programs, today announced strong results for the first quarter of 2003.

     Veridian reported consolidated revenues for the first quarter of $281.9 million, up $105.3 million, or 60%, compared to $176.6 million for the same period in 2002. The results reflect an organic growth rate of 19% over the $237.1 million in pro forma revenues for the comparable period in 2002. The pro forma results for the comparable quarter of 2002 include the revenues of Signal Corporation, which was acquired in September 2002. The organic revenue growth was driven by new contract wins in all major businesses.

     Income from operations in the first quarter of 2003 was $21.2 million, up 75%, compared to $12.1 million a year ago. Veridian achieved further margin gains, with first quarter operating margins improving to 7.5% of revenues, compared to operating margins of 6.9% in the first quarter of 2002. The margin improvement resulted from year-over-year labor productivity gains and higher margin contributions from Signal. Improvements in margins in the most recent quarter were partially offset by the amortization of $1.1 million, or 0.4% of revenues, of the identifiable intangible assets related to the purchase of Signal.

     Net interest expense declined to $4.1 million in the first quarter of 2003 from $5.9 million for the comparable period last year. This decline is attributable to Veridian’s post-IPO capital structure and lower interest rates on borrowings under the company’s credit facility that have declined as LIBOR rates have declined during the past year. First quarter 2003 diluted earnings per share (EPS) from continuing operations was $0.29, up from $0.26 earned from continuing operations in the fourth quarter of 2002.

New Business

     Since January 2003, the company has won several important national security contracts including:

•	A $37.7 million Air Force contract to adapt commercial satellite imagery for military use;

•	Several task orders totaling $24.7 million to support the Army’s Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (C4ISR) activities;

•	A $23.9 million Air Force contract to improve the military’s ability to counter existing and projected electronic threats;

•	A $20 million Air Force contract to support automatic target recognition and sensor fusion research;

•	A $19.7 million National Reconnaissance Office contract to provide a range of core technical and administrative support;

•	Classified first quarter awards of approximately $90 million.

     The first quarter sequential increase in total backlog was 3.5%, with funded backlog increasing to $519 million and total backlog increasing to $2.643 billion. This increase follows a very strong fourth quarter 2002 performance in which total backlog increased 12%.

CEO Comments

     David H. Langstaff, Veridian’s president and chief executive officer, said, “We are extremely pleased with our first quarter results, particularly our 19% organic growth and our continuing strong margins. We have capitalized on the momentum we achieved over the last two quarters of 2002. We have gained traction across the entire spectrum of our defense, intelligence and homeland security markets. Of particular note is our support for the Navy’s Air Warfare Center Weapons Division, our systems integration activities for the Army’s C4ISR programs, our continuing classified work with the Department of Defense and the national intelligence community, and our initial homeland security related contracts with the Transportation Security Administration and federal law enforcement agencies.”

Outlook

     Veridian projects its second quarter 2003 revenues to be in the range of $285 million to $290 million, and diluted EPS to be in the range of $0.29 to $0.30, assuming a diluted weighted average number of shares outstanding of 35.4 million. Based on the strength of recent operations and the growth in backlog, the company increases its previous guidance and projects revenues for the full year of 2003 to be in the range of $1.145 billion to $1.165 billion, and diluted EPS to be in the range of $1.16 to $1.20, assuming a diluted weighted average number of shares outstanding of 35.5 million. This outlook does not reflect the impact of any future acquisitions.

Conference Call Information

     Veridian will webcast its first quarter 2003 financial conference call via the Internet today, beginning at 8:30 a.m. ET. To listen, access the Investors section of Veridian’s web site at www.veridian.com/investors and click on the conference call link. A replay of the conference call will be available by telephone through May 16, 2003 at (800) 428-6051 (U.S./Canada) or (973) 709-2089 (International). The password for the telephone replay is 288579.

About Veridian

     Veridian is a leading provider of information-based systems, integrated solutions and services specializing in mission-critical national security programs for the intelligence community, the Department of Defense and government agencies involved in homeland security. The company’s capabilities include Network Security and Enterprise Protection; Intelligence, Surveillance and Reconnaissance; Knowledge Discovery and Decision Support; Chemical, Biological and Nuclear Detection; Network and Enterprise Management; and Systems Engineering Services. Veridian employs over 7,300 computer scientists and software development engineers, systems analysts, scientists, engineers and others.

Forward-Looking Information

     Certain statements and assumptions in this news release contain or are based on “forward-looking” information that Veridian believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “intends,” “should,” “expects,” “plans,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

     These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: adverse changes in U.S. government spending priorities; failure to retain existing U.S. government contracts or win new contracts; failure to obtain option awards, task orders, or funding under contracts; risks of contract performance; risks of contract termination, either for default or for the convenience of the U.S. government; adverse results of U.S. government audits of our U.S. government contracts; and risks associated with complex U.S. government procurement laws and regulations. These and other risk factors are more fully discussed in the section titled “Risk Factors” in Veridian’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission on March 13, 2003 and, from time to time, in Veridian’s other filings with the Securities and Exchange Commission, including among others, its reports on Form 8-K and Form 10-Q.

     The forward-looking statements included in this news release only are made as of the date of this news release and we undertake no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

Media contact:	Investor relations:
Dennis Gauci	Maureen Crystal
703.575.3153	703.575.3140
dennis.gauci@veridian.com	maureen.crystal@veridian.com

Veridian Corporation
Consolidated Statements of Operations
(Dollars in thousands, except share data)
(Unaudited)

	Three Months Ended March 31,

	2003	2002

Revenues	$281,919	$176,602

Costs and expenses:
Direct costs	199,727	115,434
Indirect costs	57,031	46,477
Depreciation expense	2,920	2,579
Amortization expense	1,075	—

Total costs and expenses	260,753	164,490

Income from operations	21,166	12,112

Other (income) expense:
Interest expense, net	4,095	5,930
Other income, net	(15)	—

Other expense, net	4,080	5,930

Income from continuing operations before taxes and extraordinary items	17,086	6,182
Income tax expense	6,886	2,612

Income from continuing operations before extraordinary items	10,200	3,570
Loss on disposal of discontinued operations, net of tax	—	1,103

Net income	10,200	2,467

Recapitalization charges, preferred dividends and accretion	—	2,253

Net income attributable to common stockholders	$10,200	$214

Earnings per common share — Basic
Income from continuing operations	$0.30	$0.18
Loss from discontinued operations	—	(0.15)

	$0.30	$0.03

Earnings per common share — Diluted
Income from continuing operations	$0.29	$0.07
Loss from discontinued operations	—	(0.06)

	$0.29	$0.01

Basic Shares	34,153,099	7,469,940
Diluted Shares	35,381,077	19,490,343

Veridian Corporation
Consolidated Condensed Balance Sheets
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,
	2003	2002

Cash and cash equivalents	$7,540	$11,653
Receivables, net of allowance	256,208	237,766
Income taxes receivable and deferred income taxes	7,950	13,812
Other current assets	10,762	11,497

Total current assets	282,460	274,728

Net property, plant and equipment	49,934	50,357
Goodwill	417,821	418,896
Other assets	9,252	7,906

Total assets	$759,467	$751,887

Current installments of long-term debt	$11,637	$10,473
Accounts payable	42,365	48,030
Income taxes payable	6,009	—
Accrued employee compensation costs	69,247	73,395
Other accrued expenses	21,450	18,932

Total current liabilities	150,708	150,830
Long-term debt, less current installments	279,786	282,177
Long-term liabilities	8,429	9,263

Total liabilities	438,923	442,270
Stockholders’ equity	320,544	309,617

Total liabilities and stockholders’ equity	$759,467	$751,887

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